COWANS & COMPANY LTD.
95 Howard Ave.
Oakville, ON
L6J 3Y4

U.S. Geothermal Inc.
1509 Tyrell lane, Suite B,
Boise, Idaho	February 1, 2004
USA
83706

Dear Sirs:

Re: Fiscal Consulting Agreement

Cowans & Company Ltd. ("Cowans") would be pleased to act on behalf of U.S. Geothermal Inc. and its successors (the "Company") to assist in developing relationships with analysts and institutional investors as follows:

1.	Services Cowans will provide to the Company during the Term (as herein defined) and any renewal thereof the services of Consultant as follows:

a)
assist the company in the creation of a marketing strategy, representing the Company in presentations to analysts and investors, with the objective of creating awareness of the Company; assist the Company in the development of and continuous monthly updating of a Power Point presentation and corresponding hand out materials for existing and prospective investors and shareholders

	b)	identify and contact appropriate investment industry analysts in Canada and in the United States. In the case of the US, the focus will be on those analysts based in New York city;

	c)	arrange follow up meetings with the target analysts to introduce senior management of the Company;

	d)	maintain existing relationships with analysts and potential investors known to the Company;

	e)	report to the company on developments with regard to these relationships;

2.
Fees The Company agrees to pay Cowans US$2,000 per month for a  period of six months that will be subject to written renewal. If as a direct result of  introductions to investors by Cowans the Company raises debt or equity financing

("Financing Transaction"), the Company will pay a success fee of 5% (five percent) of the net proceeds to the Company resulting from any Financing Transaction. As additional consideration, subject to an available prospectus exemption and to required regulatory approvals, including the approval of the TSX Venture Exchange, the Company shall grant to Cowans compensation options entitling the Cowans to purchase that number of securities equal to 5% (five percent) of the number of securities issued by the Company in respect of the Financing Transaction. In addition, should the Financing Transaction involve the issue of warrants to the Investors, or any other right to purchase Common Shares or convert the instrument that is the subject of the Financing Transaction into Common Shares, the Company shall grant to Cowans compensation options entitling the Cowans to purchase that number of Common Shares equal to 5% (five percent) of such Common shares that are to be issued to the Investors upon a full exercise of such rights.

Compensation options will be exercisable from the date of grant for 18 months from the date of closing the Financing Transaction at a purchase price per share equal to the price per share equal to the Financing Transaction as approved by the TSX. Venture Exchange.

3.
Expenses It is expected that travel to New York will be required. The Company shall reimburse Cowans for all reasonable out-of-pocket expenses incurred by Cowans in providing services hereunder, including but not limited to travel, courier, and telephone costs. Any single expense over $100 shall require pre- approval by the Company.

4.	Payment of Fees and Expenses Payment shall be made against invoices as at the last business day monthly, in advance, commencing on the execution of this agreement.

5.	Term Subject to paragraph 6, the term of this agreement (the "Term") shall commence on February 1, 2004 and shall end on July 30, 2004.

6.
Termination The Company may terminate this agreement at any time on 30 days' notice without liability for damages or otherwise, except for its continuing obligations as set out herein, including without limiting the foregoing, those obligations set forth in sections 4, 9 and 10 herein.

Cowans may terminate this agreement by notice in writing to the Company at any time.

Previously accrued fees and expenses unpaid at the time of termination shall remain payable to Cowans at the time of such termination. Nothing contained herein shall prejudice the Company's other rights and remedies upon termination of this agreement, at law, in equity or otherwise.

7.
Notification of Actions The Company shall promptly notify Cowans of any suit, proceeding or other action commenced or taken against the Company or any facts or circumstances of which the Company is aware which may reasonably form the basis of any suit, proceeding or action against the Company.

8.	Indemnity The Company covenants and agrees to indemnify Cowans as provided for in Schedule "A" attached hereto, which schedule is hereby incorporated into and forms part of this agreement.

9.
Confidentiality of Information Cowans will keep all information, data and documents provided to it in connection herewith confidential and shall not disclose any of the same not previously disclosed to the public except: (a) to employees of the Company or its affiliates; (b) as may be required by law in connection with any legal, stock exchange or regulatory proceedings; or (c) with the consent of the Company.

10.
Confidentiality of Dealings Cowans will keep confidential all dealings with potential investors and agrees that at all times in dealings with potential investors and otherwise in connection with the Company, Cowans will comply with all applicable laws and all applicable rules, regulations and policies of all regulatory bodies having jurisdiction, including without limitation, the TSX Venture Exchange.

11.	Jurisdiction This agreement will be governed by and construed according to the laws prevailing in the Province of Ontario.

12.	Counterparts This agreement may be executed in one or more counterparts, in facsimile or original form, and when so executed shall form one agreement.

If this agreement accurately reflects your understanding of the terms of our agreement and you agree to be legally bound thereby, please execute this letter (in counterparts, if necessary) where indicated below and return a copy to Cowans & Company Ltd.. (attn: Fred Cowans, President).

Yours very truly,

COWANS & COMPANY LTD.

Per: _________________________
        J. Frederick Cowans, President

The foregoing accurately reflects the terms of the Consulting Agreement that we hereby agree to enter into and the undersigned agrees to be legally bound hereby.

Accepted this 1 st day of February 2004
U.S. GEOTHERMAL INC.

By: _________________________

SCHEDULE "A"

U.S. Geothermal Inc. (the "Indemnitor") hereby agrees to indemnify and hold Cowans & Company Ltd. and the members of its syndicate and/or any of their respective affiliates (hereinafter referred to collectively as the "Agents") and their directors, officers, employees, agents and shareholders (hereinafter referred to as the "Personnel")(collectively the Personnel and the Agents are the "Indemnified Parties" and individually, an "Indemnified Party") harmless from and against any and all expenses, losses, claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), but not including any amount for lost profits, and the reasonable fees and expenses of its counsel that may be incurred in investigating or advising with respect to and/or defending any action, suit, proceeding or claim that may be made against the Agents and/or the Personnel, whether or not resulting in liability, to which the Agents and/or the Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Indemnitor by the Indemnified Parties hereunder or otherwise in connection with the matters referred to in the letter to which this is attached, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

I an Indemnified Party has engaged in wilfull misconduct, been dishonest, fraudulent or grossly negligent, or has breached applicable law or any policy, rule or regulation of a regulatory body.
and

(ii)	the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by willful misconduct, gross negligence, dishonesty, fraud, or breach of law, rule or regulation referred to in (i).

If for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above), the foregoing indemnification is unavailable to the Agents or insufficient to hold them harmless, then the Indemnitor shall contribute to the amount paid or payable by the Indemnified Parties as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnitor on the one hand and the Agents on the other hand but also the relative fault of the Indemnitor and the Indemnified Parties, as well as any relevant equitable considerations; provided that the Indemnitor shall in any event contribute to the amount paid or payable by the Indemnified Parties as a result of such expense, loss, claim, damage or liability any excess of such amount over the amount of the fees received by the Agents hereunder pursuant to the letter to which this is attached. The rights of contribution herein provided shall be in addition to and not in derogation of any other right to contribute which the Indemnified Parties or the Personnel may have by statute or other by law.

The Indemnitor agrees that in case any legal proceeding shall be brought against the Indemnitor and/or the Agents by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Indemnitor and/or the Agents and Personnel or the Agents shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Indemnitor by the Agents and the Personnel in connection with the matters referred to in the attached letter agreement, the Agents shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Agents for time spent by the Personnel in connection therewith) and out-of-pocket expenses incurred by the Agents and the Personnel in connection therewith shall be paid by the Indemnitor as they occur.

Promptly after receipt of notice of the commencement of any legal proceeding against the Agents or any of the Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Indemnitor, the Agents will notify the Indemnitor in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Indemnitor, will keep the Indemnitor advised of the progress thereof and will discuss with the Indemnitor all significant actions proposed. No settlement of any claim shall be made without the consent of the Indemnitor, the Agents and any of the Personnel who are affected. If the Indemnitor gives written notice of a settlement of a specific claim, which settlement it is prepared to accept, and the Agents or any of the Personnel who are affected (the "Indemnitee") is unwilling to accept such settlement, the amount which the Indemnitor is required to pay to the Indemnitee in respect of that specific claim shall be limited to an amount equal to the amount of such proposed settlement plus the amount of all expenses for which the Indemnitee would be entitled to be reimbursed or indemnified as of the effective date of such settlement.

The indemnity and contribution obligations of the Indemnitor shall be in addition to any liability which the Indemnitor may otherwise have, shall extend upon the same terms and conditions to the Personnel and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Indemnitor, the Agents and any of the Personnel. the Agents hereby declares that it holds the benefits and rights conferred hereunder in trust for the Personnel and the Indemnitor acknowledges and agrees that the Personnel is so entitled to such rights and benefits and may be enforced by the Agents on behalf of the Personnel.

The foregoing provisions shall survive the completion of professional services rendered under the letter to which this is attached or any termination of the authorization given by the letter to which this is attached.